Exhibit 99.1
ENERGY TRANSFER EQUITY PRICES PREVIOUSLY ANNOUNCED SECONDARY
OFFERING OF OUTSTANDING COMMON UNITS
Dallas, Texas — November 7, 2007 —Energy Transfer Equity, L.P. (NYSE:ETE) today announced that two parties, not affiliated with ETE, priced a previously announced secondary offering of 7,336,588 common units representing previously outstanding limited partner interests in ETE at $31.70 per common unit. ETE did not sell any common units in this offering and will not receive any proceeds from the sale of the common units. Consequently, this offering will not be dilutive to existing unitholders. The selling unitholders also granted the underwriters an option to purchase up to an aggregate of 1,100,489 additional common units to cover over-allotments, if any.
Morgan Stanley & Co. Incorporated, Citi, UBS Investment Bank and Credit Suisse are acting as joint book-running managers. A copy of the prospectus supplement and prospectus relating to the offering may be obtained from the following addresses:

Morgan Stanley & Co. Inc.	Citi
Attn: Prospectus Dept.	Brooklyn Army Terminal
180 Varick Street, 2nd Floor	Attn: Prospectus Delivery Dept.
New York, NY 10014	140 58th Street
(email: prospectus@morganstanley.com)	Brooklyn, New York 11220
718-765-6732

UBS Securities LLC	Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.	Attn: Prospectus Dept.
299 Park Avenue	One Madison Avenue
New York, NY 10171	New York, NY 10010
212-821-3000	(800) 221-1037
This offering is made pursuant to an effective shelf registration statement and prospectus filed by ETE with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners, L.P. (“ETP”) and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas, Louisiana, Utah and Colorado and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.
Statements about the offering may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETE, and a variety of risks that could cause results to differ materially from those expected by management of ETE. ETE undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts:
Investor Relations:
Energy Transfer
Renee Lorenz
214-981-0700
Media Relations:
Vicki Granado
Gittins & Granado
214-504-2260 direct
214-498-9272 cell